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                         SUBSIDIARIES OF THE REGISTRANT


Following is a list of the subsidiaries of the Registrant:

                                                  Jurisdiction of
Name of Subsidiary                                Incorporation
- ------------------                                -------------

Digital House, Ltd.                               California

Emulex Caribe, Inc.                               Delaware

Emulex Corporation                                California

Emulex Europe Limited                             United Kingdom

Emulex Foreign Sales Corporation                  U.S. Virgin Islands

Emulex Italia S.r.l.                              Italy

InterConnections, Inc.                            Washington




                                   EXHIBIT 21



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